UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                                    PURSUANT
                            TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): July 27, 2005.
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                            GENESIS BIOVENTURES, INC.
                            -------------------------
             (Exact name of registrant as specified in its charter)


          New  York                 000-30252                98-0163232
 ----------------------------     -------------          -------------------
(State or other jurisdiction       (Commission              (IRS Employer
   of  incorporation)              File  Number)          Identification No.)

              1A-3033 King George Hwy., Surrey, BC, Canada V4P 1B8
              ----------------------------------------------------
                    (Address of principal executive offices)

                                 (604) 542-0820
                            -------------------------
               Registrant's telephone number, including area code

                                      None
               --------------------------------------------------
                  (Former Address If Changed since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written  communications  pursuant to Rule 425 under the Securities Act (17
      CFR  230.425)
[  ]  Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
      240.14a-12)
[  ]  Pre-commencement  communications  pursuant  to  Rule  14d-2(b)  under  the
      Exchange  Act  (17  CFR  240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item  3.01.  Notice  of Delisting or Failure to Satisfy a Continued Listing
             Rule  or  Standard; Transfer  of  Listing

     On July 20, 2005 the Company received a written notice (the "Notice") from the American Stock Exchange (the "Amex" or "Exchange") indicating that GBI was not in compliance with certain subsections of Sections 121, 704, 804, and 1003 of the Company Guide. The Notice is not a notice of delisting from the Amex or a notice by Amex to initiate delisting proceedings.

     GBI has not been able to sustain the Exchange's continued listing standards largely as a result of the abandoned proposed merger with Corgenix Medical
Corporation in January 2005. The proposed merger would have altered the structure of management, the Board of Directors and other independent committees, as well as provided funding to the Company. Management is currently in the process of securing a bridge financing that will allow the Company to continue operations until a larger private placement can be completed and the following items can be addressed.

     The Notice specifies that in accordance with the Amex Company Guide, GBI must regain compliance with respect to the following continued listing standards by October 17, 2005: Section 121(B)(2)(c) pursuant to which GBI is required to maintain a Board of Directors of which at least 50% are independent and an independent Audit Committee of at least two members; Section 804(a) pursuant to which the Board of Directors nominations must be selected or recommended by independent directors; Section 804(c) pursuant to which GBI must adopt a formal nomination process under the federal securities laws; Section 805(a) pursuant to which compensation of the chief executive officer of the Company must be determined by independent directors; Section 1003(a)(iv) pursuant to which GBI has sustained substantial losses in relation to its overall operations and in the opinion of the Exchange, it appears questionable whether the Company will be able to continue operations without near term financing; Section 1003(f)(iv) pursuant to which GBI is required to pay applicable listing fees established by the Exchange when due.

     Pursuant to Section 704, GBI is required to hold an annual meeting of its stockholders to elect directors as well as to take action on other corporate matters by December 31, 2005.

     The Notice further specifies that GBI must regain compliance by January 19, 2007 under Section 1003(a)(i) pursuant to which shareholders' equity should not be less than $2,000,000 and should not incur losses from continuing operations and/or net losses in two out of its three most recent fiscal years; and Section 1003(a)(ii) pursuant to which shareholders' equity should not be less than $4,000,000 and should not incur losses from continuing operations and/or net losses in three out of its four most recent fiscal years.

     As a result of the above noted items, the Company is subject to Section 1009 of the Company Guide whereby it must contact the Amex to confirm receipt of the Notice and indicate whether or not it intends to submit a plan of compliance. The Company has contacted the Amex to confirm receipt of the Notice and to indicate its intention to submit a plan of compliance. GBI is confident that it will be able to submit a reasonable plan by the imposed deadline.

     In order to maintain its Amex listing, GBI must submit a plan by August 18, 2005 advising the Exchange of action it has taken, or will take, that would bring the Company into compliance with all continued listing standards within the timeframes given.

     If the Exchange determines that GBI has made a reasonable demonstration in the plan to regain compliance with the continued listing standards, the plan will be accepted. If the Company is unable to submit a plan that demonstrates its ability to regain compliance, the Company will be subject to delisting proceedings as appropriate.

     In accordance with Section 1003(f)(v) the Notice also indicates that although the Exchange does not require a certain minimum stock price to be maintained, over the past twelve months GBI has had an average selling price of approximately $0.19 per share and therefore the Exchange deems it appropriate for the Company to effect a reverse split within a reasonable amount of time to address the current low selling price of the stock if it does not improve with implementation of the submitted plan. Any decision by the Exchange in this regard will consider all pertinent factors including but not limited to, market conditions in general, the number of shares outstanding, plans which may have been formulated by management, and any other applicable regulations from any governmental agency having jurisdiction over the Company.

     On July 27, 2005, the Company issued a press release announcing its receipt of the Notice from the Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            GENESIS  BIOVENTURES,  INC.
                            (Registrant)

Dated:  July  27,  2005     By  /s/  E.  Greg  McCartney
                                ------------------------
                                E.  Greg  McCartney
                                Chairman  and  CEO


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